                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 6 to Registration Statement
No. 333-37554 of Wilson Greatbatch Technologies, Inc. of our report dated January 21, 2000 (March 14, 2000 as to Note 18 and August 15, 2000 as to the effects of the reverse stock splits described in Note 1) appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated January 21, 2000 (March 14, 2000 as to Note 18 and August 15, 2000 as to the effects of the reverse stock splits described in Note 1) relating to the financial statement schedule appearing elsewhere in such Registration Statement.


    We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Buffalo, New York
September 25, 2000